Exhibit 99.2

Kismet Acquisition One – Nexters Investor Call Transcript

February 1, 2021

Non-Solicitation

This communication between the proposed business combination and related transactions (collectively, the “Proposed Transactions”) among Kismet Acquisition One Corp (“Kismet”), Nexters Global Ltd. (the “Company”) and Nexters Inc. (“Pubco”) is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Proposed Transactions and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Kismet, Pubco or the Company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).

Additional Information and Where to Find It

In connection with the Proposed Transactions, a Registration Statement on Form F-4 is expected to be filed by Pubco with the U.S. Securities and Exchange Commission (the “SEC”) that will include a proxy statement of Kismet that will also constitute a prospectus of Pubco (the “Proxy Statement/Prospectus”). The definitive Proxy Statement/Prospectus will be mailed to Kismet’s shareholders. Kismet, the Company and Pubco urge investors, shareholders and other interested persons to read, when available, the Registration Statement, including the preliminary Proxy Statement/Prospectus, and amendments thereto, and the definitive Proxy Statement/Prospectus, as well as other documents filed with the SEC, because these documents will contain important information about Kismet, the Company, Pubco and the Proposed Transactions. Such persons can also read the final prospectus from Kismet’s initial public offering for a description of the security holdings of Kismet’s officers and directors and their respective interests as security holders in the consummation of the Proposed Transactions. The definitive Proxy Statement/Prospectus will be mailed to Kismet’s shareholders as of a record date to be established for voting on the Proposed Transactions. Kismet’s shareholders will also be able to obtain a copy of such documents, without charge, by directing a request to: Kismet Acquisition One Corp., 850 Library Avenue, Suite 204, Newark, Delaware 19715. These documents, once available, can also be obtained, without charge, at the SEC’s web site (http://www.sec.gov).

Participants in Solicitation

Kismet, the Company, Pubco and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Kismet’s shareholders in connection with the Proposed Transactions. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of Kismet’s directors and executive officers in the final prospectus from Kismet’s initial public offering, which was filed with the SEC on August 7, 2020. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of Kismet’s shareholders in connection with the Proposed Transactions will be set forth in the Proxy Statement/Prospectus for the Proposed Transactions when available. Information concerning the interests of Kismet’s and the Company’s participants in the solicitation, which may, in some cases, be different than those of Kismet’s and the Company’s equity holders generally, will be set forth in the Proxy Statement/Prospectus relating to the Proposed Transactions when it becomes available.

Forward Looking Statements

This communication includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. These forward-looking statements may include, without limitation, statements with respect to (i) the Company’s revenues, bookings, performance, strategies, prospects and other aspects of the businesses of the Company or Kismet, or the combined company after completion of the Proposed Transactions, (ii) trends in the gaming industry, (iii) the Company’s target cohorts and user and the expected arrangement with them, (iv) the Company’s projected growth opportunities, including relative to its competitors and (v) other statements regarding Kismet’s or the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future.

The forward-looking statements contained or incorporated by reference in this communication are based on Kismet’s and the Company’s current expectations and beliefs concerning future developments and their potential effects on Kismet and the Company. There can be no assurance that future developments affecting Kismet and the Company will be those that Kismet and the Company have anticipated. Forward-looking statements involve a number of risks, uncertainties (some of which are beyond Kismet’s and the Company’s control) or other assumptions. Many factors could cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements in this presentation, including (i) that the Proposed Transactions may not be completed in a timely manner or at all, which may adversely affect the price of Kismet’s securities, (ii) the risk that the Proposed Transactions may not be completed by Kismet’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Kismet, (iii) the failure to satisfy the conditions to the consummation of the Proposed Transactions, including the approval of the Business Combination Agreement by the shareholders of Kismet and the satisfaction of the minimum trust account amount following any redemptions by Kismet’s public shareholders, (iv) the lack of a third-party valuation in determining whether or not to pursue the Proposed Transactions, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement, (vi) the effect of the announcement or pendency of the Proposed Transactions on the Company’s business relationships, operating results, and business generally, (vii) risks that the Proposed Transactions disrupt current plans and operations of the Company, (viii) the outcome of any legal proceedings that may be instituted against the Company or against Kismet related to the Business Combination Agreement or the Proposed Transactions, (ix) the ability to maintain the listing of Kismet’s securities on a national securities exchange, (x) changes in the competitive and regulated industries in which the Company operates, variations in operating performance across competitors, changes in laws and regulations affecting the Company’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the Proposed Transactions, and identify and realize additional opportunities, (xii) the potential inability of the Company to achieve its projected bookings growth and scale its platform, (xiii) the potential inability of the Company to maintain its diversified global revenue stream and cohort relationships, (xiv) the potential inability of the Company to become a consolidator in the gaming industry, (xv) the enforceability of the Company’s intellectual property, (xvi) the risk of downturns and a changing regulatory landscape in the highly competitive industry in which the Company operates and (xvii) costs related to the Proposed Transactions and the failure to realize anticipated benefits of the Proposed Transactions or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions.

The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in Kismet’s most recent filings with the SEC and will be contained in the Registration Statement, including the Proxy Statement/Prospectus expected to be filed in connection with the Proposed Transactions. All subsequent written and oral forward-looking statements concerning Kismet, the Company or Pubco, the transactions described herein or other matters and attributable to Kismet, the Company, Pubco or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Each of Kismet, the Company and Pubco expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

[OPERATOR]: Welcome to the Nexters and Kismet Acquisition One investor presentation. To follow along, please refer to the associated investor presentation on the Kismet Capital Group and Nexters websites. Before we begin, I would like to first remind everyone that this presentation may contain forward looking statements, including but not limited to Nexters’ and Kismet’s expectations or predictions of financial and business performance and conditions, expectations or assumptions as to completion of the proposed transaction between the parties, product development and performance including but not limited to the timing of development milestones, competitive and industry outlook and the timing and completion of the transaction. Forward looking statements are inherently subject to risks, uncertainties and assumptions and they are not guaranteed of performance. I encourage you to read the joint press release issued on February 1, 2021 and Kismet’s filings with the SEC for a discussion of the risks that can affect the business combination, Nexters’ businesses and the business of the combined company after completion of the proposed business combination.

With that, I’ll turn the call over to Ivan Tavrin, Chairman and Chief Executive Officer of Kismet Acquisition One.

[IVAN TAVRIN]: Thank you very much. Hello everyone and thanks for joining this investor call to learn about the business combination between Kismet Acquisition One and Nexters. As you probably know, Kismet Acquisition One is the first SPAC which was sponsored and launched by Kismet Capital Group, the company which I am the CEO of. It was specially launched to provide an innovative, high-growth business from European regions, including Russia or Russian-speaking countries, with a path to the public market. We were specially looking to a business which was founded by Russian-speaking entrepreneurs in a new era in digital, in tech and in Internet spheres. And one of the great examples and one of the great areas where there are a lot of businesses which were originally founded by Russians or Russian-speaking entrepreneurs is the gaming industry. Gaming is an amazing industry, which is growing much more than any other media consumption business. Gaming especially thrived during the pandemic, and Nexters is a top 5 European independent game developer that not only captured a lot of this growth and audiences during the last years, and making blockbuster franchise Hero Wars, but also a very effective, very talent and entrepreneur-driven company. And from the day we met in September, we understood that it became a natural fit for Kismet. This deal will not only bring this amazing company to the stock market, where a lot of investors will have the opportunity to buy the stocks and the shares of this company, but will also transform Nexters into a consolidation vehicle. We’ve seen a lot of companies, including U.S.-listed businesses like Zynga, Playtika and others, and European businesses like Stillfront, Embracer, and some others have been consolidators in a lot of regions. We believe that we have an amazing team, combined of Nexters and Kismet, to do this work and also we think that we will be a great home for the new, young teams, as well as developed companies where we can consolidate and buy those businesses by paying them stock, cash or a mix of those factors. The company, which I will be presenting you, is led by Andrey Fadeev, who is CEO and co-founder along with Boris Gertsovskiy, and running the business every day. I’m very excited to present you Andrey, and he will tell you a little bit more about the business, about the opportunity and about his passion. Thank you.

[ANDREY FADEEV]: Thank you, Ivan. Hi, I’m Andrey Fadeev. We founded Nexters in 2010 and today I am CEO of the company and responsible for gathering a great team, great people together for our strategies. The last two years have been greatly successful for us, we grew ten times in our net bookings. In 2020 we made 318 million dollars, and because of this we became top 5 independent game developers. We are pretty profitable, and Alexander will tell us about this later, and we are profitable on three different platforms; mobile, social and web. This is where we are today, let me tell you where we come from. Boris Gertsovskiy and I met in 2010 and started Nexters and launched first game in 2012. In 2016, we launched Hero Wars in Russian social networks. From the beginning it was not a hit or blockbuster but we put a lot of effort put all our experience to the game and in 2017 Hero Wars became game of the year in Russian social networks and we started to work on our mobile version. In 2018, Bukhman brothers, the founders of Playrix company, the second world largest mobile gaming company, they noticed our success and decided to become our shareholders. Together, we decided to focus on mobile and to make Hero Wars global. Next two years we grew a lot and now we are launching our three new products in 2021. Although we are on the market more than 10-plus years, we are still full of energy to apply our shared experience further. We are still a founder-led company and Boris and I are working in the company every day. We have more than 400 people, talented employees, around the world. More than 1/3 of them are women, and that is not quite usual for our sphere. Now we are a completely international business with revenue spread around the world. In 2017 we moved our headquarters to Cyprus. Now it is a European gaming industry hub with more than 100 gaming companies on a small island. But because of our story, we still have unique access to gaming and tech pool of Russian-speaking countries. We know that CIS are cost effective countries. So, this is us but what is our market opportunity? In a nutshell, at 175 billion dollars our target market today is actually bigger than music and books combined. Our core market now is 86 billion dollars, more than 1/3 of world population are players now and this number is still growing. We are not as big as TV now, but we grew much faster and we will grow much faster I’m sure in it. This is a brief overview of Nexters and its market opportunity. Let me hand over to Anton now and he will tell us about our market growth more deeply. Anton?

[ANTON REINHOLD]: Thank you very much, Andrey. Hi, my name is Anton Reinhold, I’m the Chief Business Development Officer at Nexters. I’ve joined the company in 2013, and before I worked for software development companies and at tech start-ups. I would like to present you Hero Wars our blockbuster mid-core RPG, which has been very successful on mobile. It has become the first mobile game in Russia in terms of consumer sales in 2020 and has reached 14th and 13th places in top grossing charts in the U.S. as of September 2020. It has also received over 35 million downloads last year. But Hero Wars is not just a mobile game. It is a unique IP, which we are turning into a forever franchise. The game – 74 percent of net bookings come from mobile. 17 percent are coming from social. This is where the game has originated from. And another 9 percent come from web, which we have launched in 2019. Altogether, it gives over 10x growth over the past two years. Why is it growing, and why is it going to grow even further? Marketing is the key to success in mobile game development business. And we have been working a lot on marketing for Hero Wars. It’s not about making hits. We don’t just upload the game into the store and wait for millions of people to come. We bring our game to people. Doing marketing for a game is pretty complex. First, you need to have funds, second you need to find the right audience and platforms where the audience can be found. Third, you need to find the right creative materials so that you don’t overpay for a paying user. Fourth, you need to be able to forecast how much money you’re going to make from the cohort which you have acquired. We have been working on every aspect of that, and we’ve got teams of talented people that have been working every day. As a result, as of H1 last year, most of our cohorts break even six months after the install. Given that the industry standard is 365 days-plus after install, marketing is not the only thing we do very well. Our second competitive advantage is a deep understanding of game monetization. If we take a look at the bottom left chart on page 16, we’ll see the evolution of DAU. There’s a slight decrease after the COVID-19 boost increase of H1 2020. What we don’t see is that in the paid users numbers, in the middle chart.  Actually, paid users numbers are growing. So what the average players paycheck is on the right bottom chart – on that page. How do we increase players’ paycheck? We don’t do that by increasing prices in the game. Players will leave if we do that. We add new content, and we add new game modes. We do that based upon data that we collect and analyze since the launch of Hero Wars. But what else makes the game successful? We have built a whole platform which supports the game. We’ve got social network built in the game. It’s a set of social game modes which keep players engaged by playing with and against each other. We’ve built a content making machine. We’ve built a machine which provides players with events, with new kinds of game modes almost every day, to keep them engaged. We’ve got a profound support and community. We’ve got a tech team, which keeps the uptime at almost 100 percent. We’ve built this platform to serve not just one game. We’ve built to serve many games. Let’s take a look at how we do new games at Nexters. We don’t want to waste our time and create something that has very low potential of becoming a blockbuster. And this happens a lot in the gaming business. We have created a game development funnel, which is wide in the top and very narrow in the bottom. We put game ideas through it, and every idea passing many stages has a chance of becoming a core game release – just one idea out of 100 can become a game. We plan to release one to two titles every year, using this methodology.

Let’s take a look at our organic growth strategy. We’ve got a lot of room for organic growth, but here are four essential things we’re going to do. First, we want to expand our total addressable market. We now operate a game in the RPG genre – RPG is responsible for 12 billion dollars out of 86 billion mobile market. RPG is the second biggest genre in terms of revenue, yet it is not the biggest. We want to take our marketing and monetization playbook, we want to take our platform and bring this knowledge to the casual market – which is bigger than RPG, so we can address a larger audience. Second, we want to extend our user base on our flagship product, Hero Wars. There is still room to grow and we believe we can at least double its audience. Third, we want to keep improving monetization. There is room for that and we know how to do that by adding more content and new game modes to the game. Fourth, we want to expand our geography. Now, 19 percent of our bookings come from Asia. We believe we can make it to 50 percent.

Let’s take a look at new cycles, which are in our pipeline for 2021. We’re working on Hero Wars 2, but this year, we are releasing casual titles and casual genre. Chibi Island is the first game in the role, has been released just before Christmas 2020. We have received first data on the game which seems very promising, but it is too a bit early to be displayed. This is part of the strategy when we take our experience and knowledge from Hero Wars in our previous games and put this into casual genre which has a bigger addressable market. Take for example Puzzle Island. It’s a big niche, casual game, with very broad setting, a story in it, and Disney-ish characters, and it has a lot of room for content to be added so that one cohort can play a game for five, seven or ten years – making it a forever franchise too. This is in a nutshell, a summary of our organic growth. A few words, about non-organic growth. M&A is a big part of our strategy – of our growth strategy. It is one of the reasons why we want to go public. We believe that our company is uniquely positioned to become a home studio for many studios in the region, in the Russian-speaking region. First, we’ve got a very strong brand in game development. Second, we have a set of very unique connections between Russian speaking studios. Third, Ivan and Kismet team are very willing to help us and support with all their knowledge and experience with doing great deals. The game development market in the Russian-speaking region is very fragmented. There are over 1,000 studios of different sizes. We are looking for both big deals and bolt-on deals and we’ve got resources to be assessing the companies and their products so that we bring value to our shareholders. We are also looking for revenue synergies. There are certain studios that we know which have great products, but they are lacking in monetization or marketing knowledge, or funds – we can help with that. That’s all my part, thank you very much, I’m handing over to Alexander for financial highlights.

[ALEXANDER KARAVAEV]: Thank you, Anton. My name is Alexander Karavaev and I’m the CFO of the company and I joined the team recently. Before Nexters, I was serving as the CFO and a board member of a company called QIWI, listed on the Nasdaq. And before that for two years, I served as CFO for the company Mail.ru which is listed on the London Stock Exchange.  With that, on slide 23 I would like to reiterate what Anton and Andrey have said. We really achieved remarkable growth over the past couple of years. But what we are trying to achieve is not only growth but we’re also trying to be efficient. And on the next slide, we are presenting our adjusted free cash flow. And we have achieved quite remarkable – 120 million dollars – of adjusted free cash flow in 2020. And it’s also important that almost 40 percent – to be precise 38 percent – of our net bookings has been converted into free cash flow. Let’s go a bit deeper into the details. On slide 25 you can see that we’re having increasing share of the revenue coming from the non-current cohorts. So, we will spend quite a substantial amount of investment and effort into acquiring those consumers. Now we are having recurring high-quality revenue in each of the quarters without spending any additional investments for the marketing. Also, the important geographic split of our revenue – so we are quite strong in the U.S. and Canada. We are also very strong in Europe and Asia. For example, in Asia, Japan and Taiwan are in our top-5 grossing countries. Though we are not yet in China – that’s in our plans – and that can provide very substantial upside in the future. On the next slide, we can see the dynamics of the paying users. So, given that we know that 2020 was an unusual year, especially because of COVID lockdown and anticipation of the IDFA introduction in 2021, market was somewhat overheated. And that’s why we concentrated more on the efficiency. We have kept the number of paying users stable. Though the efficiency has increased quite substantially so the conversion of the monthly active users to the paying users was growing constantly throughout 2020. We also achieved quite substantial growth of the average bookings per user across all the platforms. And on the next slide – on slide 27 – we’re presenting the breakdown of our net bookings by platform. As Andrey said, we are a company that has been born by developing games for social networks. And we really have a quite long-standing relationship and still very strong positions in the market – substantial part of revenues is coming from social. We also started to attack the mobile market and have achieved very substantial success there. It is now our core market where we get the majority of our revenues. And several months ago, we realized that the web market can also be promising and not yet penetrated. And we started to allocate certain resources and efforts there and also achieved a very substantial goal. In Q4 2020, just under 20 percent of total net bookings were coming from web and the growth rate is quite substantial. With that, let me walk you through our financial forecast on slide 28. First of all, while making the forecast we tried to be conservative. We have not included anything where we are not really sure. We also have been quite conservative while prognosing the development of the cohorts. And with all of those conservative assumptions, we are planning to have a 25 percent CAGR over the next two years. We are also – and it’s very important – predicting that our growth will be accompanied by substantial efficiency. So you can see that the EBITDA margin will be 35 percent and above. And this is under the condition that we will continue very substantial investment in both acquiring users to existing titles as well as investing in the new titles. With that, I’m handing back over to Andrey for his closing remarks.

[ANDREY FADEEV]: Thank you, Alex. I would like to point out one more time the main points. What differentiates us from many of our competitors and many companies, not only in our region but in the world. First of all, we have been on the market for ten-plus years. We gained a lot of experience. We have no churn among our top managers. We have a very experienced team. Second, we were profitable from our beginning. We hate to invest money into the void, so we have very effective marketing. We call our spendings - investings. Third, we know how to make long-term content. We know how to make people come to our games to spend time with other people. If you want to have a longer, profitable game, you should know not only how to make content, but how to put it into the game. We know it. All of these taken together gives us a lot of growth opportunities together – organic and inorganic. Thank you very much. Let me hand it over to Ivan who will tell us about the deal.

[IVAN TAVRIN]: Thank you, Andrey. Looking at page 31 – transaction overview – I just wanted to give you the highlights of the deal and walk you through some numbers. So, the transaction value and the value of the company is 1.9 billion dollars. It is both equity value and enterprise value since the company has zero debts and actually there was no day where they had a debt or raised any external capital. The multiples of the deal are 11.6x 2022 management EBITDA or 13.8x management EBITDA. The deal is 300 million dollars out of which 150 million dollars are primary capital which will be available for further acquisitions as well as corporate needs, and 150 million dollars is a secondary component. 92 percent of the shares owned by founders, management and Playrix shareholders Igor and Dmitry Bukhman will be rolled over into the publicly listed equity. The other thing worth mentioning is one of the reasons where we have a high confidence of completing the transaction is that the minimum cash consideration is 100 million dollars, out of which Kismet will provide 50 million dollars through the forward purchase agreement. The shareholder component after the deal will be about 80 percent owned by current shareholders and 20 percent by SPAC shareholders, and Kismet being a sponsor as well as an investor of 50 million dollars. There is also an earnout component of 20 million shares of founders and management which will be locked until 50 percent of it will open at 13.5 dollars. And 50 percent will be opened and vested at 17 dollars per share, which is where public investors will already be in the money for this transaction.

So, these are the main numbers for transactional review. And to wrap up our meeting, I just wanted to reiterate that we are extremely excited to bring this business to the public stock exchange, to the public market. We are extremely excited to be alongside motivated, driven and super successful founders and management in this brilliant business. And we are looking forward not only to work alongside with them in this company – I will personally become an independent board member, heavily involved in M&A activities and building this business through nonorganic ways. And we are absolutely sure that both organic and nonorganic and M&A opportunities are ahead of us, and a publicly listed company is the best possible structure for the success of Nexters going forward. Thank you very much for being with us today.

END.

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